Exhibit 99.1

American Fusion Inc. (OTC: AMFN) Announces Initial Revenue-Generating Transaction Supporting Canadian Department of National Defence Requirement
Leader in Scalable Compact Fusion Energy

Southlake, Texas – April 28, 2026 – American Fusion Inc. (OTC: AMFN) (“American Fusion” or the “Company”), an advanced energy platform company focused on fusion technologies and strategic institutional market opportunities, announced that it has received a purchase order from Effective Acceleration Ventures Ltd. (“EAV”) to act as a United States source-of-supply provider for specialized instrumentation supporting a Canadian Department of National Defence (“DND”) / Quality Engineering Test Establishment (“QETE”) requirement.

This transaction represents the Company’s first revenue-generating activity and supports its broader strategy to participate in government, defense, and institutional procurement markets.

Transaction Overview

•	AMFN Role: U.S. Source-of-Supply Vendor
•	Prime Contractor: Effective Acceleration Ventures Ltd. (EAV)
•	End User: Canadian Department of National Defence / QETE
•	Equipment: Two (2) 53100A Phase Noise Analyzer units (Microchip Technology Inc. OEM)
•	Purchase Order Value: Approximately $58,000 (excluding shipping and related pass-through costs)
•	Contract Reference: DND Contract W8486-260222/A

Under the structure, EAV serves as the Canadian prime contractor, while American Fusion provides compliant U.S.-based sourcing for OEM instrumentation delivered to DND/QETE in Gatineau, Quebec.

Strategic Significance

While modest in initial size, the transaction is strategically meaningful:

•	Represents the Company’s first revenue-generating transaction
•	Supports expansion into government procurement channels
•	Demonstrates capability to participate in defense and institutional supply chains
•	May provide a foundation for additional opportunities in related markets

The equipment supplied is a high-precision phase noise analyzer used in advanced RF signal analysis, frequency stability measurement, and oscillator characterization, with applications across defense, aerospace, communications, and high-performance electronics systems.

This transaction is not expected to be material to the Company’s financial statements by itself, but management views it as significant as an initial commercial transaction consistent with the Company’s broader institutional market strategy.

Brent Nelson, Founder and Executive Director of American Fusion, stated, “This is an important milestone for American Fusion as it represents our first revenue transaction and demonstrates our ability to participate in real-world procurement environments. We believe engagements of this type can support the development of broader commercial relationships over time.”

Richard Hawkins, CEO of American Fusion, added, “This transaction is an important proof point for our strategy. While our long-term focus remains fusion energy and advanced infrastructure, adjacent technical supply chains such as precision instrumentation and RF systems allow us to establish relationships, credibility, and execution capability within government and institutional markets today.”

Government Procurement Alignment

The transaction was facilitated with the support of Samuel Reid, American Fusion’s Government Strategy and Procurement Advisor, who brings experience in defense procurement and NATO-related supply chains.

“This transaction demonstrates how American Fusion can integrate into existing government procurement frameworks,” said Reid. “By aligning with prime contractors and institutional buyers, the Company is building a pathway into defense, Department of Energy, and NATO-related opportunities where both technical capability and execution matter.”

Building a Revenue Platform Alongside Fusion Development

American Fusion’s broader strategy is to build a multi-channel revenue platform that supports:

•	Near-term revenue generation through government and institutional procurement
•	Long-term value creation through fusion energy commercialization
•	Strategic positioning within defense, energy, and infrastructure ecosystems

This approach enables the Company to generate revenue while advancing its core fusion technology roadmap, including development of the Texatron™ aneutronic fusion platform..

For more information about Kepler Fusion Technologies and its Texatron™ platform, please visit: www.keplerfusion.com and americanfusionenergy.com

About American Fusion Inc.

American Fusion Inc. (OTC: AMFN) formerly Renewal Fuels, Inc. (OTC: RNWF), is an advanced energy platform company focused on the development and commercialization of fusion energy technologies through its wholly owned subsidiary, Kepler Fusion Technologies. Following its previously announced merger with Kepler, the Company is has changed its name and is operating under the American Fusion brand. The Company’s strategy is centered on building a scalable, infrastructure-grade fusion energy platform supported by proprietary technology, disciplined intellectual property development, and long-term commercial deployment objectives. For more information about American Fusion, please visit: americanfusionenergy.com

About Kepler Fusion Technologies

Kepler Fusion Technologies is an advanced energy technology company developing the Texatron™ aneutronic fusion platform. Kepler’s technology is designed to support modular, infrastructure-grade deployment for industrial, commercial, and grid-constrained applications. The Company’s development strategy emphasizes system-level engineering, disciplined intellectual property protection, and scalable architectures intended to support long-term commercial operation. Kepler Fusion Technologies operates as a wholly owned subsidiary of American Fusion Inc. (OTC: AMFN) For more information about Kepler Fusion Technologies and its Texatron™ platform, please visit: www.keplerfusion.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company’s plans, objectives, expectations, and intentions, such as statements relating to technology development and commercialization, patent filings, regulatory initiatives, SEC registration, including the expected effectiveness of the Company’s Form 10, audit completion, exchange uplisting, and future business operations. Words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” and “will” identify forward-looking statements. These statements are based on current expectations and involve risks and uncertainties that could cause actual results to differ materially, including risks related to technology development, intellectual property protection, regulatory approvals, capital availability, audit and SEC reporting timelines, including the timing and effectiveness of the Company’s Form 10, exchange requirements, litigation matters, and general market and economic conditions. This release is provided for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy any securities. The Company undertakes no obligation to update forward-looking statements except as required by law.

Corporate Communications

IBN
Austin, Texas
www.InvestorBrandNetwork.com
512.354.7000 Office
Editor@InvestorBrandNetwork.com